Exhibit 4.64

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED AS “[*]” ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

LICENSE AND COMMERCIALIZATION AGREEMENT

This License and Commercialization Agreement (the “Agreement”) is hereby entered into and effective as of November 21, 2005 (the “Effective Date”) by and between IntelliPharmaCeutics Corp. ("IPC"), a Nova Scotia corporation, with offices located at 30 Worcester Road, Toronto, Ontario, Canada and Par Pharmaceutical, Inc. (“Par”), a Delaware corporation with offices located at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677, USA.  IPC and Par shall each be defined as a “Party” and together as the “Parties” under this Agreement.

WHEREAS, IPC is engaged in the development of pharmaceutical products and Par is engaged in the promotion, marketing, sales and distribution of pharmaceutical products;

WHEREAS, IPC desires to develop a generic Focalin XR product and have Par promote, market, sell and distribute such product in the Territory, and whereas Par desires to import, promote, market, sell and distribute such product in the Territory;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.DEFINITIONS

1.1.       “Affiliate(s)” means as to a Party, any party which directly or indirectly controls, is controlled by, or under common control with such Party including any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such Party.  For purposes of the foregoing definition, the term “control” (including with correlative meaning, the terms “controlling”, “controlled by”, and “under common control with”) as used with respect to any Party, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through ownership of voting securities, by contract, or otherwise.

1.2           “Agreement” shall have the meaning given to such term in the recitals to this Agreement.

1.3           “ANDA” means an Abbreviated New Drug Application pursuant to 21 U.S.C. 355(j) and 21 C.F.R § 314.3.

1.4           “API” means the active pharmaceutical ingredient dexmethylphenidate.

1.5           “Applicable Laws” means all laws, rules, regulations and guidelines pertinent to the development, manufacturing, exportation, importation, promotion, marketing, sale or distribution of the Product and/or the performance of a Party’s obligations under this Agreement, to the extent applicable and relevant, and including specifically, but without limitation, all current Good Manufacturing Practices (“cGMP”) and current Good Clinical Practices or similar standards or guidelines of the FDA and including trade association guidelines, where applicable, as well as U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

1.6           “Authorized Generic Product” means any Drug Product other than the Product herein, promoted, distributed, marketed, offered for sale and/or sold in the Territory as a Generic of the Brand Product or is sold under the NDA for the Branded Product under and pursuant to an agreement with the owner of the Brand Product.

1.7           “Brand Product” means the product marketed in the Territory under the trademark Focalin XR®.

1.8           “cGMP” means current Good Manufacturing Practices promulgated or adopted by the FDA.

1.9            “Commercial Launch” means the first sale in the Territory of the Product or an Authorized Generic Product by Par, or a Par Affiliate, to an unaffiliated third party, after the FDA has approved the ANDA, or the Suitability Petition, for such Product.

1.10           “Commercially Reasonable Efforts” means with respect to each Party, efforts and commitment of resources in accordance with such Party’s reasonable business, legal, medical, and scientific judgment that are consistent with the efforts and resources such Party uses for other products owned by it or to which it has exclusive rights, which are of similar market potential and at a similar stage in their life cycle, taking into account the competitiveness of the marketplace, the regulatory structure involved and other relevant factors.

1.11           “Confidential Information” means with respect to a Party (as the “Disclosing Party”), all non-public information of any kind whatsoever (including without limitation, data, materials, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public Intellectual Property (defined below)), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by the Disclosing Party to the other Party (as the “Receiving Party”).  Notwithstanding the foregoing, Confidential Information of a Disclosing Party shall not include information which the Receiving Party can establish by competent proof (a) to have been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party, (b) to have become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party, (c) to have been received by the Receiving Party free of an obligation of confidentiality from a source rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, (d) to have been otherwise known by the Receiving Party prior to disclosure of such information by the Disclosing Party to the Receiving Party, or (e) to have been independently developed by employees or agents of the Receiving Party without the use of Confidential Information of the Disclosing Party.

1.12           “Development Costs and Expenses” means the costs and expenses relating to research and development for the Product for the Territory, namely costs and expenses related to materials (e.g., API), analytical testing (e.g., outside laboratory expenses), process development costs, exhibit batch and validation costs,  costs of stability studies, processing and conversion costs of materials required for regulatory filings but excluding, costs and expenses associated with legal due diligence, litigation, and ANDA submissions and prosecutions.

1.13       “Dollar” means US dollar.

1.14          “Direct Manufacturing Cost” means the direct out-of-pocket costs actually incurred for the manufacturing, Labeling and Packaging of the Product including the cost of all API and excipient raw material ingredients, packaging components, and direct labor, including quality control and assurance testing that are a necessary part of manufacturing.  Manufacturing Costs shall not include any allocations for overhead, depreciation or other indirect costs.

1.15          “Drug Product” means a drug product as defined in 21 C.F.R. § 314.3 for administration to human subjects.

1.16          “Effective Date” shall have the meaning given to such term in the recitals to this Agreement.
1.17           “Generic” means a Drug Product that is (i) a Therapeutic Equivalent of a brand name drug or (ii) approved by the FDA pursuant to a Suitability Petition under 505 (j)(2)(c) of the Federal Food, Drug and Cosmetics Act and FDA regulation 21 C.F.R 314.93.

1.18          “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.19          “Intellectual Property ” means without limitation all of the following:  (i) patent applications, continuation applications, continuation in part applications, divisional applications, any corresponding foreign patent applications to any of the foregoing, and any patents that may grant or may have been granted on any of the foregoing, including without limitation reissues, re-examinations and extensions; (ii) all know-how, trade secrets, inventions (whether patentable or otherwise), data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether patentable or not; (iii) copyrightable works, copyrights and applications, registrations and renewals;  (iv) logos, trademarks, service marks, and all applications and registrations relating thereto; (v) other proprietary rights;  and (vi) copies and tangible embodiments of any one or more of the foregoing.

1.20       “IPC” shall bear the meaning given to such term in the recitals to this Agreement.

1.21          “Label,” “Labeled” or “Labeling” shall refer to such labels and other written, printed or graphic matter, (i) upon the Product or any container or wrapper utilized with the Product, or (ii) accompanying the Product, including without limitation, package inserts, which in either case may be subject to FDA review.

1.22          “Net Profit” means the difference between Net Sales of the Product or the Authorized Generic Product and Par’s Total Cost for the Product or Authorized Generic Product.

1.23          “Net Sales” means the Dollar amount determined by deducting from the gross amount invoiced for the Product or Authorized Generic Product sold by Par, or by an Affiliate of Par, or by a permitted sub-licensee, as the case may be, in the Territory the following to the extent they relate directly to the sale of the Product or Authorized Generic Product by Par:  (i) all applicable sales credits accrued in accordance with accounting principles generally accepted in the United States (ii) payments or rebates incurred pursuant to federal, state and local government assistance programs, whether in existence now or enacted at any time hereafter, (iii) costs for transit insurance, freight, handling or other transportation, (iv) customs duty, sales, use or excise taxes, (v) the write-off of any unsold inventory or batches, and (vi) the write-off of applicable bad debt.  Sales credits accrued in accordance with accounting principles generally accepted in the United States include credits or discounts related to the following: (i) customer returns, returned goods allowances, billing and shipping errors, rejected goods and damaged goods (ii) cash or terms discounts (iii) customer rebate programs (iv) chargebacks and administration fees or similar credits or payments granted to customers pursuant to contract or other purchases (v) sales promotions, trade show discounts and stocking allowances (vi) price adjustments, including those on customer inventories following price changes, and (vii) Product recall.

1.24          “Packaging” means all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying the Product.

1.25       “Par” shall have the meaning given to such term in the recitals of this Agreement.

1.26          “Party” and “Parties” shall have the meaning given to such terms in the recitals of this Agreement.

1.27          “Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or any other entity.

1.28          “Proceedings” means, without limitation, governmental, judicial, administrative or adversarial proceedings (public or private), litigation, suits, arbitration, disputes, claims, causes of action or investigations.

1.29          “Product” means a Drug Product developed by IPC that is a Therapeutic Equivalent of the Brand Product.  The term Product shall refer to all dosage strengths of the Brand Product approved by the FDA unless otherwise specified in the Agreement.

1.30          “Product Specifications” means the specifications for the Product as they may in the future be approved in the Regulatory Approval for such Product, including (as applicable) statements of pharmaceutical manufacturing, labeling, filling, packaging, storage and quality control procedures, and Labeling and Packaging specifications (as such may be revised from time to time in accordance with Applicable Law) together with any additional specifications that may be agreed to between the Parties.

1.31          “Regulatory Approvals” shall mean any approvals, product and/or establishment licenses, registrations, permits or authorizations for the Product in the Territory, including without limitation approvals under an ANDA which are necessary for the commercial manufacture, use, storage, importation, transport, promotion, pricing, distribution or sale of the Product in the Territory or other territories having a direct relation to the Product.

1.32          “Territory” means the United States, its territories, possessions, protectorates and the Commonwealth of Puerto Rico.

1.33          “Therapeutic Equivalent” shall have the meaning given to it by the FDA in the edition of the “Approved Drug Product with Therapeutic Equivalence Evaluations” (the “Orange Book”), as may be amended from time to time during the term of this Agreement.

1.34          “Total Cost” means [*] percent ([*]%) of Net Sales to account and in recognition of Par’s marketing and commercialization expenses, plus any royalties or license fees paid to the owner of the Brand Product in respect of an Authorized Generic and/or royalties or lump sum payments paid to third parties to settle patent infringement claims directly in relation to the sale of the Product or Authorized Generic Product, plus (i) the Transfer Price in the event the Product or Authorized Generic Product is manufactured by IPC, (ii) Par’s Direct Manufacturing Costs plus a [*] percent  ( [*] %) mark-up of such Direct Manufacturing Costs, in the event Par is manufacturing the Product or Authorized Generic Product, or (iii)  the price paid by Par for Product or Authorized Generic Product (including any development, startup, excess inventory or transfer costs relating directly to the Product), in the event a third party is manufacturing the Product.

1.35          “Transfer Price” means, in the event that IPC and Par agree that IPC will be the supplier to Par of the Product, the price, in US Dollars, of IPC’s Direct Manufacturing Cost for the Product plus a [*] percent ([*] %) mark-up of such Direct Manufacturing Cost.

2DEVELOPMENT

2.1           General Development Obligations.  IPC shall use Commercially Reasonable Efforts to develop the Product in accordance with this Agreement.  IPC's development responsibilities shall include, without limitation, the following:

2.1.1
IPC shall use Commercially Reasonable Efforts to develop a stable final dosage form of the Product, such that each dosage strength thereof shall be a Therapeutic Equivalent of the respective strength of the Brand Product as listed in the Orange Book as of the Effective Date, according to a proposed timetable to be agreed to by the Development Committee (as defined below) within thirty (30) days of the Effective Date.

2.1.2	IPC shall comply with all laws and regulations applicable to the development and manufacture of the Product, including the associated analytical methods, and including cGMP requirements.

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

2.1.3	IPC shall be responsible for, and maintain, materials, facilities and personnel reasonably necessary to fulfill its obligations under this Agreement.

2.1.4
IPC shall keep Par informed of the progress of the development of the Product at all times, as practical and reasonable, and shall cooperate with Par and its legal counsel in assessing and avoiding infringement of third party Intellectual Property.  To the extent that Par requests access to certain IPC Confidential Information including, without limitation,  formulation information, methods and processes, analytical and processing techniques, product and API samples, processing techniques and any other information or materials reasonably necessary or useful in assessing any regulatory or Intellectual Property infringement concerns (collectively, the “Product Information”), for these purposes, IPC will disclose to Par the Product Information on the following basis:

(i)
Before at least one dosage strength of the Product enters a pivotal bioequivalence study the Product Information disclosure shall be limited to out-side counsel designated and paid for by Par except that such outside counsel shall be permitted to meaningfully discuss any regulatory or Intellectual Property infringement concerns with Par.  During such discussion Par’s outside counsel shall be, however, specifically prohibited from revealing to Par the actual formulation for the Product.

(ii)
After at least one dosage strength of the Product enters a pivotal bioequivalence study Par’s outside counsel may reveal to Par all Product Information previously disclosed by IPC and Par shall be allowed full access to all further Product Information from such time forward.

2.1.5
IPC shall conduct, or shall oversee, all clinical testing and analytical studies, and all manufacturing scale-up activities, all as required by the FDA to support an ANDA for the Product as applicable.

2.2           Development Compliance.  IPC shall comply with, and shall require compliance by its third party contractors with, all Applicable Laws in the conduct of all activities associated with the development of the Product including in the practice of all associated analytical methods.

2.3            Development Costs and Expenses.  IPC shall be responsible for all Development Costs and Expenses for the Product, except as provided for in Section 2.4, 2.5 and 2.6 below.

2.4           Bioequivalence Costs and Expenses.  The Parties agree that IPC shall bear all out-of-pocket costs and expenses for any pilot bioequivalence studies related to the Product commenced prior to the Effective Date, and Par shall bear all out-of-pocket costs and expenses for any other required pilot or pivotal bioequivalence studies related to the Product.

2.5           Development API Supply.  Par shall be responsible for the costs of procurement of API and excipient supply for development of the Product.  Par and IPC shall work together in procuring a commercially acceptable source of API supply for IPC’s development work under this Agreement and in the event IPC directly pays for any such API, IPC shall invoice Par monthly, and Par shall promptly pay IPC for such costs and expenses.  Par shall be responsible for procuring and paying for all API used in any development activity not under IPC’s direct control, including, without limitation, for bioequivalence studies, scale-up and stability work and testing.

2.6            Scale-up and Stability Expenses. In the event the Product is manufactured by IPC under Section 5.1 of this Agreement, or the Parties otherwise mutually agree that IPC will be responsible for the scale-up and stability associated with the Product, Par shall be responsible for the payment of reasonable IPC labor and material costs, or alternatively the third party costs, associated with industrial process scale-up, including analytical method transfer, as required, production of three pivotal batches per strength, as necessary, for pivotal studies and stability testing, together with all batch records, sampling and release testing of pivotal batches, and accelerated and long-term stability testing of each strength for pivotal batches, all in relation to the Product. IPC shall invoice Par quarterly, and Par shall pay IPC, for such costs and expenses.  Par shall be responsible for payment of such expenses only up to a total of USD $ [*].  In the event such costs and expenses are expected to exceed $ [*] the Parties will mutually agree on the source of additional funding.

2.7           Development Committee.  Promptly after the Effective Date, the Parties will form a committee (the “Development Committee”) to be comprised of an equal number of representatives from each of IPC and Par.  The chairperson of the Development Committee shall be a Par representative, and each Party shall have the right from time to time to substitute new members, on a permanent or temporary basis, for any of its previously designated members of the Development Committee.  Each Party shall bear its own costs associated with participation in the Development Committee.

2.8        Purpose and Responsibilities of the Development Committee.

2.8.1
The Development Committee shall oversee the development of the Product, including establishing timelines for and occurrence of milestones and such other matters as are provided to the Development Committee by mutual agreement of the Parties.  The Parties shall keep each other informed of their respective status through the Development Committee.  The Development Committee shall not have any authority to impose financial, cost or other obligations on either Party in excess of those expressly set forth in this Agreement unless expressly consented to in writing by such Party.

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

2.8.2
The Development Committee shall work together in deciding what bioequivalence studies may be necessary and the standards for passing any such bioequivalence study.  Par, however, shall have final say in determining whether to run any bioequivalence study under this Agreement and where any such study shall take place.

2.9           Development Committee Meetings.  During the term of this Agreement, the Development Committee shall meet within thirty (30) days of the Effective Date and at least once each calendar quarter after that or at such other frequency as the Development Committee agrees.  The Parties shall meet on a date and time and at a location agreed to by the Development Committee.  Upon written notice by either Party to the other that a meeting is required or requested, a meeting will be held within thirty (30) calendar days of such notice on a date and time and at a location to be agreed upon by the Parties, or sooner if warranted by the circumstances.  Notice requesting such a meeting shall include adequate information describing the activity to be reviewed.  Any meetings of the Development Committee may be held in person at a location to be agreed to by the Parties, or by videoconference or teleconference.  A reasonable number of additional representatives of either Party including outside consultants and independent contractors (subject to confidentiality agreements and the other Party’s reasonable consent) may attend meetings of the Development Committee in a non-voting capacity.  At least one week prior to any meeting of the Development Committee, each Party shall provide the other with a proposed agenda of the matters to be discussed at such meeting.  Within thirty (30) days after each meeting, the Development Committee chairperson will provide the Parties with a written report describing, in reasonable detail, the status of the Product, a summary of the results and progress to date, the issues requiring resolution and the agreed resolution of previously reported issues.

3REGULATORY

3.1            ANDA Ownership.  The ANDA for the Product shall be owned exclusively by IPC and IPC shall maintain the ANDA during the term of this Agreement.

3.2            Prosecution.

3.2.1	IPC hereby appoints Par, and Par hereby agrees to act, as IPC’s exclusive filing agent (“Agent”) with the FDA in the Territory in connection with the Product.

3.2.2	IPC shall make available to Par all authorizing documentation reasonably required in order for Par to act as IPC’s exclusive Agent with the FDA in the Territory in connection with the Product.

3.2.3	Par shall file the Product ANDA with the FDA as IPC’s Agent in the Territory for the Product and thereafter, act as IPC’s exclusive Agent in the Territory with the FDA in connection with the

Product, all communications to and from the FDA shall be through Par as such Agent.

3.2.4
Par will provide IPC with copies of all such communications from the FDA forthwith upon their receipt, and will not respond substantively to the FDA without first discussing with IPC the nature of the proposed response, and obtaining IPC’s instructions as to the form and content of the response. The Parties shall use Commercially Reasonable Efforts to cooperate in all communications to the FDA with respect to prosecution of the Product ANDA including, but not limited to, making any changes or amendments, as applicable to each ANDA to facilitate final FDA approval of such ANDA.  Notwithstanding the foregoing, and subject to prior communication and discussion with IPC, Par shall have sole control of and responsibility for preparing any patent certifications and related notice letters in connection with each ANDA and the prosecution and/or defense of any citizen’s petition associated with an ANDA.

3.3      Expenses.  Each Party shall bear responsibility for its own expenses associated with gaining Regulatory Approval for the Product in the Territory. Par shall be responsible for all filing fees required by the FDA or other regulatory authorities, and for all duplication and other document preparation and handling costs associated with making the filing.

4COMMERCIALIZATION

4.1      License Grant. IPC hereby grants to Par for the Term of the Agreement an exclusive royalty-free license, in the Territory only, under its rights in and to the ANDA and under its Intellectual Property rights associated with the Product, to import, manufacture, have manufactured, market, promote, distribute and sell the Product in the Territory (“the License”).  The foregoing License shall include the limited right for Par to grant sub-Licenses and appoint sub-contractors to market, distribute and sell the Product within the Territory, on the prior consent of IPC, which consent will not be unreasonably withheld or delayed provided that, notwithstanding the foregoing:

(b)
The Parties expressly agree that they will not use or apply, or assist others to use or apply any Confidential Information disclosed by the other Party for any purpose other than fulfilling their respective obligations under this Agreement.

(a)
IPC expressly retains all rights to the Product outside the Territory and expressly retains the right to apply its intellectual property rights, its drug delivery technologies, and its know-how to all other Drug Products except the Product in the Territory, and to all drug products without limitation outside the Territory.

4.2           Commercial API Supply.  Regardless of who supplies Par with Product under this Agreement, Par shall have the sole right to procure, and responsibility for procuring, API

(including entering into associated API supply contracts) to be used in the manufacturing of Product for commercial sale.

4.3           Promotion, Marketing, Sales and Distribution Obligations.

4.3.1
Par shall use Commercially Reasonable Efforts to launch, market, promote, forecast, distribute and sell the Product, or any Authorized Generic, in the Territory.  Ultimate responsibility and decision-making control with regard to marketing and pricing of the Product, or any Authorized Generic, shall belong solely to Par.

4.3.2	The above notwithstanding, Par shall not use the Product as a loss leader.

4.3.3
The label for the Product shall be a Par label in accordance with Par's customary practices and with the Applicable Laws. The label shall designate IPC’s contribution under this Agreement in a manner to be agreed to by the Parties, each acting reasonably.  The above notwithstanding, the Parties agree that Par’s name shall be displayed prominently as compared to IPC’s name. IPC hereby grants to Par the limited right to reproduce and print on the Labeling and Packaging IPC’s corporate name and logo, and/or other trademarks, trade dress and/or trade names of IPC as may be utilized therein provided that IPC has first received a copy of any text accompanying same and acting reasonably has consented to same

4.4          Launch Timing.  The Parties agree that Par will have the ultimate decision-making authority on the timing of the Product Commercial Launch, based upon it’s evaluation of market conditions, legal obligations and concerns, manufacturing preparedness, and regulatory approval.  The forgoing notwithstanding in the event Par fails to Commercially Launch the Product within six (6) months of a non-appealable decision from an appellate court ruling or a district court ruling from which an appeal can no longer be sought of non-infringement or invalidity in favor of Par in a patent litigation regarding the Product between Par and the owner of the Branded Product, Par shall be deemed in be in material breach of this Agreement unless IPC is the designated manufacturer of the Product and such delay can be attributed to a manufacturing delay by IPC.

4.5          Exclusivity.  IPC agrees that during the term of this Agreement it will not by itself, and will not enable or contract with any third party to, market, sell or distribute any Product or Therapeutic Equivalent to the Brand Product to third parties for distribution or sale in the Territory or work on the development of any Product or Therapeutic Equivalent to the Brand Product for sale in the Territory, except for the development of the Product in co-operation with Par as provided for in this Agreement.  Subject to Par’s right to sell an Authorized Generic Product described below, Par agrees that during the term of this Agreement it will not by itself, and will not enable or contract with any third party to, market, sell or distribute any other

Therapeutic Equivalent to the Brand Product to third parties for distribution or sale in the Territory or work on the development of any other Product except for the development of the Product in co-operation with IPC as provided for in this Agreement.  Par agrees, during the term of this Agreement, to market, promote, sell and distribute the Product solely and exclusively in the Territory as provided for in this Agreement.    Notwithstanding anything to the contrary in this Agreement, Par shall be allowed to enter into an agreement with the owner of the Branded Product under which Par shall sell an Authorized Generic Product (an “AG Agreement”).  In the event Par enters into an AG Agreement Par shall continue to be bound to its financial obligations to IPC, including milestone payments and its percentage of Net Profits as set forth in Sections 6.2, 6.4 and 6.5 of this Agreement and Par shall be allowed to sell the Authorized Generic Product and have no obligation with respect to the commercialization and development of the Product and IPC shall continue to be bound by the its exclusivity obligations under this Section.

5PRODUCT SUPPLY

5.1            Product Supply. Par and IPC shall work together to determine the best manner of securing the Product supply required for submission and prosecution of the Product ANDA and for commercial supply of Product.  Par may commercially manufacture the Product at its own or a third party’s facility or Par may request of IPC to have the Product manufactured by IPC.  Par will have the ultimate decision-making authority as to where and by whom the Product shall be manufactured.  Such decision shall be based upon Par’s evaluation of manufacturing costs and quality and timing considerations. If Par so requests to have the Product manufactured by IPC, and IPC agrees, the Parties shall enter into a manufacturing and supply agreement for the Product (a “Supply Agreement”), under which Par shall pay the Transfer Price for such Product, which shall be manufactured according to the Product Specifications.  Such Supply Agreement shall contain customary product warranties, indemnities and delivery terms. If Par chooses not to enter into a Supply Agreement for the Product with IPC, Par shall be free to enter into a supply relationship with a third party for the manufacture and supply of the Product or manufacture the Product at its own facility, and IPC shall assist Par, as necessary, in a transfer, with industry-appropriate protections and safeguards as to confidentiality and Intellectual Property, of a technical package and any FDA or regulatory requirement, at Par’s expense, to Par or Par’s designated supply source. The technical package shall include all pertinent materials, processes and methods as may be required to produce commercial quantities of Product that meet the Product Specifications.

6FINANCIAL PROVISIONS

6.1           Product Supply Price.  To the extent that IPC supplies Product to Par pursuant to this Agreement, Par shall pay IPC for such Product an amount equal to the Transfer Price for the applicable Product.

6.2            Net Profits.

6.2.1
In the event IPC is the first to file an ANDA pursuant 21 U.S.C. § 355(j)(2)(vii)(IV) against the Brand Product (“First-to-File”), and the Product or the Authorized Generic Product is the only Therapeutic Equivalent product commercially sold on the market for a period of at least seven (7) days following commercial launch, Net Profits shall be split [*] percent ([*] %) to Par and [*] percent ([*] %) to IPC during such period, and shall be payable on a quarterly basis and within thirty (30) of the end of each applicable quarter.

6.2.2
 In the event IPC is not the First-to-File or the Product or Authorized Generic Product is not the only Therapeutic Equivalent product commercially sold on the market, Net Profits shall be split [*] percent ([*] %) to Par and [*] percent ([*] %) to IPC, and shall be payable on a quarterly basis and within thirty (30) of the end of each applicable quarter.

6.3          Records and Audits.  Each Party shall have the right once per calendar year, at its own expense, during the term of this Agreement and for one (1) year thereafter, to have an independent public accountant, acceptable to the Party being audited; acting reasonably, audit the relevant financial books and records of account of the other Party at normal business hours, upon reasonable advance notice, to determine or verify the amounts due and payable and/or any applicable costs and expenses hereunder.  If errors of five percent (5%) or more in the auditing Party's favor are discovered as a result of such audit, the Party being audited shall reimburse the auditing Party for the expense of such audit and pay the deficiency with interest immediately.  As a condition to such examination, the independent public accountant selected by the auditing Party may not be hired on a contingency basis and shall execute a written confidentiality agreement, satisfactory in form and substance with regard to confidentiality to the Party being audited acting reasonably, to maintain in confidence all information obtained during the course of any such examination except for disclosure to the auditing Party as necessary for the above purpose.

6.4          Development Milestone Payments.

6.4.1	Par shall pay to IPC, on January 2, 2006, an initial one-time payment of two hundred and fifty thousand Dollars ($250,000).

6.4.2
Par shall pay to IPC within thirty (30) days of the successful completion of all bioequivalence studies necessary for the filing of an ANDA for the 20mg dosage strength of the Product, a onetime payment of two hundred and fifty thousand Dollars ($250,000).

6.4.3
 Par shall pay to IPC within thirty (30) days of the FDA’s acceptance for filing of an ANDA for all dosage strengths of the Product, a onetime payment of two hundred and fifty thousand Dollars ($250,000).  For clarity, such ANDA may only contain bioequivalence studies for one strengths of the Product but this milestone shall become payable upon the FDA’s acceptance of a filing or filings for all strengths of Branded Product being sold as of the Effective Date.

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

6.5           First-to-File Milestone Payments.  In addition to the milestone payments in Section 6.4 above, Par shall make the following milestone payments to IPC in the event Par launches commercially with Product manufactured under an ANDA for the IPC Product.

6.5.1
If the IPC Product is the first filed ANDA against the Brand Product, and in the event Par is the only party to market and sell a Therapeutic Equivalent or a Generic or an Authorized Generic of the Brand Product for a number of days (N1) up to one hundred and eighty (180) days following the Commercial Launch, then Par will pay to IPC the fraction of two million five hundred thousand Dollars ($2,500,000) that N1 is to 180.  Such payment shall be due upon the later of (i) hundred and eighty (180) days following the Commercial Launch, or (ii) a non-appealable decision from an appellate court ruling or a district court ruling from which an appeal can no longer be sought of non-infringement or invalidity in favor of Par in a patent litigation regarding the Product between Par and the owner of the Branded Product.

6.5.2
 In the event Par and a single third party are the only parties to market and sell a Therapeutic Equivalent or a Generic or an Authorized Generic of the Brand Product for a number of days (N2) up to one hundred and eighty (180) days following the Commercial Launch, then Par will pay to IPC the fraction of one million Dollars ($1,000,000) that N2 is to 180. Such payment shall be due upon the later of (i) hundred and eighty (180) days following the Commercial Launch, or (ii) a non-appealable decision from an appellate court ruling or a district court ruling from which an appeal can no longer be sought of non-infringement or invalidity in favor of Par in a patent litigation regarding the Product between Par and the marketer of the Branded Product.

6.6           Characterization of Payments.  Each Party agrees that the payments made by Par to IPC hereunder are not royalty payments.

7INTELLECTUAL PROPERTY

7.1           General ownership.  Each Party shall own its own Intellectual Property consistent with U.S., Canadian or other applicable international patent, trademark, and copyright law.  Each Party agrees to promptly and fully disclose any and all Intellectual Property relating to the Product to the other Party.  In the event the Parties jointly develop Intellectual Property related to a Product then the Parties shall jointly control and own such Intellectual Property.

7.2            Possible Infringement of Either Party’s Patents by Third Parties. The Parties agree to cooperate with one another in good faith in connection with any claims against any third party related to the Intellectual Property associated with the Product, owned or controlled by the Parties, including disclosing to each other as reasonable and practicable, such Intellectual Property as may be available to assert against third party infringers.

7.2.1	If, at any time on or after the Effective Date, either Party shall become aware of any infringement or threatened infringement within the Territory of any Intellectual Property associated with the Product that is owned or controlled by either Party, or any unfair competition, inappropriate or unauthorized use, disparagement or other tortious act within the Territory by any third party in relation to the Product, then the Party having such knowledge shall give notice thereof to the other Party as promptly as reasonably practicable.

7.2.2
The Party whose rights have been infringed shall have the first right to take such action as it deems appropriate to enforce the applicable Intellectual Property against any third party that may be infringing such Intellectual Property within the Territory, including initiating an appropriate Proceeding or threatening to initiate an appropriate Proceeding to prevent or eliminate the infringement of such Intellectual Property, or the unfair competition, inappropriate or unauthorized use, disparagement or other tortious act by any third party in relation to such Product in the Territory. In the event that the Party having such first right declines to take any action, then the other Party may institute such action or Proceeding to the extent that it has standing to do so, and may join the other Party as necessary in such Proceeding. All such actions as are undertaken are at the sole ongoing expense, subject to reimbursement as below, of the Party taking such action.  The Party not initiating the Proceeding agrees to fully cooperate with the other Party in the Proceeding including, as necessary, becoming a client of the other Party’s legal counsel and agreeing that such legal counsel will act solely under the instruction of the other Party and will sign a waiver with such legal counsel to that effect.

7.2.3
Neither Party shall enter into any settlement, agreement, consent judgment or other voluntary final disposition of a Proceeding or threatened Proceeding under this Section 7.2, in whole or in part, without the prior written consent of the other Party

7.2.4
All amounts awarded as damages, profits or otherwise in connection with any action specified in this Section 7.2 shall be deemed to be Net Profits split pursuant to Section 6.2 after the fees, costs and expenses of each Party in respect of the Proceeding have first been reimbursed from such amounts.

7.3            Possible Infringement of Third Party Patents. To the extent that any third party asserts patent infringement against Par or IPC or any of their Affiliates in connection with this Agreement or the Product in the Territory or the ANDA for the Product, Par shall have sole control in addressing such assertions and in managing and conducting any related litigation using counsel of its choice. Par shall conduct such litigation, at its sole cost and expense, in the best interests of this Agreement and the Parties. IPC shall fully cooperate with Par and Par's counsel and IPC shall become a client of Par’s legal counsel and agrees that such legal counsel will act solely under the instruction of Par and IPC shall sign a waiver with such legal counsel to that effect. Par’s legal counsel shall keep IPC, or IPC’s nominated legal counsel, informed with respect to the progress of such claims and to disclose to IPC or IPC’s nominated legal counsel, all material decisions issued by the courts in such matters. Par shall have sole control of the related litigation, and Par shall bear all expenses, costs, fees, including attorney’s fees and any award of damages or litigation costs associated with all of the foregoing set forth in this Section 7.3.

7.3.1
IPC shall not enter into any settlement, agreement, consent judgment or other voluntary final disposition of any proceeding or threatened proceeding relating to a Product under this Section 7.3, in whole or in part, without the prior written consent of Par.

7.4            Cooperation.  Each party agrees to promptly notify the other of any potential infringement of third party intellectual property rights by the making, using or selling of a Product, as it may become aware of such potential infringement, and to cooperate in addressing such potential infringement issues.  With respect to all development work conducted following the Effective Date, IPC agrees to cooperate with Par and Par’s legal counsel, on the basis as set out at s.2.1.4 (i) & (ii), so as to avoid infringement of any third party’s Intellectual Property.

8CONFIDENTIALITY AND PUBLIC DISCLOSURE

8.1            Neither Party shall disclose to any third party (other than its parent or an Affiliate company which is to be advised in writing of the confidentiality obligations herein) any Confidential Information received by it hereunder or use any such Confidential Information for its own benefit (except as expressly set forth above) or that of any third party without the written consent of the Party that disclosed such Confidential Information.  Each Party agrees to protect Confidential Information received from the other Party at least as well as it would its own proprietary and confidential information.

8.2            Each Party shall bind all persons having access through it to any Confidential Information to take no steps inconsistent with or preventing such Party from carrying out the terms of this Agreement.  Each Party hereby represents to the other that the receiving Party will be responsible for the acts of any officer and/or employee receiving the Confidential Information.

8.3           Each Party, at the request of the other, shall return all Confidential Information disclosed to it hereunder, in whatever form contained, including all notes or memoranda made by its employees, agents, or representatives obtained or derived from any such Confidential Information, including any listing which identifies the documents which were provided, except that the Confidential Information may be retained at each Party’s Office of Counsel, to maintain a record of the same.

8.4           Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that either Party, as the Receiving Party of Confidential Information from the

Disclosing Party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the other Party (i) in order to comply with its obligations under law, including the United States Securities Act of 1933, the United States Securities Exchange Act of 1934 (“SEC”), and the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar laws of a governmental authority, (ii) to respond to an inquiry of a governmental authority, or (iii) in a judicial, administrative or arbitration proceeding.  In any such event the Receiving Party making such disclosure shall (A) provide the Disclosing Party with as much advance notice as reasonably practicable of the required disclosure, (B) cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit any disclosure to the specific purpose at issue.

9REPRESENTATIONS AND WARRANTIES

9.1	IPC here hereby represents and warrants that:

9.1.1	IPC is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

9.1.2	IPC has the power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder;

9.1.3
IPC has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of IPC and constitutes a legal, valid, binding obligation, enforceable against IPC in accordance with its terms; and

9.1.4
IPC is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform hereunder.

9.2	Par hereby represents and warrants that:

9.2.1	Par is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

9.2.2	Par has the power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder;

9.2.3	Par has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Par and constitutes a legal, valid, binding obligation, enforceable against Par in accordance with its terms; and,

9.2.4
Par is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform hereunder.

10INDEMNIFICATION

10.1          Par Indemnification.  Par shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold IPC, its officers, directors, employees and agents and Affiliates, and the successors and assigns of the foregoing, harmless from and against all expenses, damages, costs and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees as a result of a third party claim, suit, or cause of action (collectively, “Losses”), arising out of a material breach by Par of any representation, warranty or obligation of Par under this Agreement, or by a failure of Par, or its Affiliates, to comply with all Applicable Laws during the term of this Agreement, or the gross negligence or willful misconduct of Par, except to the extent that such Losses arise solely out of the gross negligence or willful misconduct or illegal acts of IPC;

10.2          IPC Indemnification.  IPC shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Par, its officers, directors, employees and agents and Affiliates, and the successors and assigns of the foregoing, harmless from any and all Losses arising out of a material breach by IPC of any representation, warranty or obligation of IPC under this Agreement, or by a failure of IPC, or its Affiliates, to comply with all Applicable Laws during the term of this Agreement, or the gross negligence or willful misconduct of IPC, except to the extent that such Losses arise solely out of the gross negligence or willful misconduct or illegal acts of Par.

10.3          Intellectual Property.  Par shall defend, indemnify and hold IPC, its Affiliates, and each of its respective officers, directors, agents, employees, shareholders or members harmless from and against any and all Losses IPC may incur, or suffer, or with which any of them may be faced arising out of the infringement of any Intellectual Property of any third party with respect to any activities associated with the Product.

10.4          Obligations of the Indemnified Party. Each indemnified Party under this Agreement shall give the indemnifying Party prompt written notice of any claim it receives.  The indemnifying Party shall not be liable for attorneys' fees or expenses of litigation of the indemnified Party unless the indemnified Party gives the indemnifying Party the opportunity to assume full control of the defense or settlement (subject to the paragraph below).  In addition, if the indemnifying Party assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation.

10.5          Settlement.  In no event shall the indemnified Party be entitled to settle any of the above-mentioned claims without the consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the indemnified party’s written consent, which shall not be unreasonably withheld or delayed, unless such settlement is solely monetary.

11LIMITATION OF LIABILITY

11.1          NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO A BREACH OF ARTICLE 8 (CONFIDENTIALITY) HEREOF AND EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING FOR LOST PROFITS, OR LOSS OF OPPORTUNITY OR USE OF ANY KIND SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

12TERM AND TERMINATION

12.1          Term.  Unless earlier terminated pursuant to this Article 12, the term of this Agreement shall continue in force and effect from the Effective Date until the date that is ten (10) years following the Commercial Launch of the Product or the first sale by Par of an Authorized Generic Product.  This Agreement may be renewed upon mutual written agreement on an annual basis thereafter. If it is not so renewed, it shall be deemed to have been terminated without fault, and the termination provisions relating thereto shall apply.

12.2          Termination for Breach.  Either Party may terminate this Agreement, or suspend performance under this Agreement upon written notice to the other Party at any time during the term of this Agreement, if the other Party is in material breach of a material term of this Agreement and has not cured such material breach, if capable of cure, within ninety (90) days after notice requesting cure of the breach.

12.2.1
In the event of a termination by Par of this Agreement due to a material breach by IPC, the ANDA for the Product shall transfer to Par, at no cost to Par, and notwithstanding the termination of this agreement, Par shall retain its exclusive license under Section 4.1, for the Product.  If such termination was due to an uncured material breach by IPC of its obligations under Article 2, 3, 4.5 or Section 7, Par shall not be required to make any payments to IPC under Article 6.  If such termination was due to an uncured material breach by IPC of any other provision in this Agreement Par shall still be required to make such payments under to IPC under Article 6.

12.2.2
In the event of such a termination by IPC of this Agreement as it relates to the Product, due to an uncured material breach by Par, the License to Par is terminated. In such event, the provisions of s.12.4 apply to the termination.

12.3          Termination for Failure of a Bioequivalence Study.  In the event that a bioequivalence study for any dosage strength of the Product does not meet, as reasonably determined by the Parties acting together, the FDA criteria for bioequivalence, Par may terminate this Agreement upon five (5) days notice to IPC.

12.4          Reversion of Rights to IPC upon Termination.  The Parties agree that, upon termination of this Agreement, except a termination by Par in accordance with s.12.2.1, the License is terminated forthwith and all rights in the Product, the formulation or formulations of the Product, the methods and processes applicable to the Product, clinical data and documentation associated with Product testing, and regulatory documentation in relation to applications for approval to market the Product, remain with or revert to IPC, which may then use each or all of them for its own purposes in its sole discretion, including in the development, testing, manufacture, distribution and sale of a Product or any Drug Product in the Territory or any drug product in any other territory.

12.5          Survival.  Articles 1, 8, 10, 13 and any other provisions necessary and proper to give effect to the intention of the Parties as to the effect of the Agreement after termination shall survive any expiration or termination of this Agreement.  In addition, unless otherwise expressly set forth herein, no expiration or termination of this Agreement shall have any affect on any payment, obligation, representation or warranty under this Agreement accruing or arising prior to or subsequent to such expiration or termination.

13INSURANCE

13.1          Each Party shall obtain and maintain at all times during the term of this Agreement, prudent comprehensive general liability coverage appropriate to its activities with reputable and financially secure insurance carriers to cover its activities related to this Agreement.  Additionally such insurance coverage shall include, without limitation, product liability coverage of an appropriate amount, not less than [*] US dollars ($[*]) per occurrence, to be in place prior to the Commercial Launch and for so long as any Product is being sold pursuant to this Agreement.

14MISCELLANEOUS

14.1          Interpretation and Construction.  Unless the context of this Agreement otherwise requires, (i) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated; (ii) words using the singular or plural number also include the other; (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, and (v) words of any gender include each other gender .  Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.  The headings and paragraph captions in this Agreement are for reference and convenience purposes only and shall not affect the meaning or interpretation of this Agreement.  This Agreement shall not be interpreted or constructed in favor of or against either Party because of its effort in preparing it.

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

14.2          Independent Contractor Status.  It is understood and agreed that nothing in this Agreement nor any agreements related hereto is intended to nor shall create a partnership between the Parties.  The Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent, partner, joint venturer or employee of the other Party for any purpose whatsoever, except for Par acting as IPC’s Agent as set forth in Section 3.2, and neither Party shall have any authority to enter into any contracts or assume any obligations for the other Party nor make any warranties or representations on behalf of that other Party.

14.3          Waiver.  The waiver by either Party of a breach of any provision contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

14.4          Assignment.  This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and approved assigns, provided neither Party may assign this Agreement without the prior written consent of the other party, except that no consent shall be required if such assignment is in connection with a merger or sale of all or substantially all of the assets of the assigning Party.

14.5          Modification.  This Agreement may not be changed, modified, amended or supplemented except by an express written instrument signed by both Parties.

14.6          Severability.  If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

14.7          Further Assurances.  Each Party hereto agrees to execute, acknowledge and deliver such further instruments and documents, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.8          Use of Party's Name.  Except as to Labeling activities in connection with Section 4.2.2, no right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.  For clarity, it is understood that nothing herein shall prohibit either Party from using the name of the other Party (i) in certain of such Party’s disclosure documents including those filed or disclosed in order to comply with its obligations under Applicable Law or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar laws of a governmental authority, (ii) to respond to an inquiry of a governmental authority, or (iii) in a judicial, administrative or arbitration proceeding, or from disclosing the fact that it has granted or obtained a license to any Intellectual Property of the other Party so long as such use of the other’s name is limited to statements of fact and is not done in a manner to suggest or imply endorsement by the other Party.

14.8.1       Notices.  Any notice or other communication to be given under this Agreement by any Party to any other Party shall be in writing and shall be either (a) personally delivered, (b)

mailed by registered or certified mail, postage prepaid with return receipt requested, (c) delivered by overnight express delivery service or same-day local courier service, or (d) delivered by telex or facsimile transmission, to the address of the applicable Party as set forth below, or to such other address as may be designated by the Parties from time to time in accordance with this section.  Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt.  Mailed notices shall be deemed given three (3) business days after mailing.  Notices delivered by telex or facsimile transmission shall be deemed given upon receipt by the sender of the answerback (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

If to Par at:                                           Par Pharmaceutical, Inc.
300 Tice Boulevard
Woodcliff Lake, New Jersey 07677
ATTENTION:  General Counsel
Facsimile Number:  (201) 802-4224

If to IPC at:                                           IntelliPharmaCeutics Corp.
30 Worcester Road
Toronto, Ontario
Canada, M9W 5X2
ATTENTION: The President
Facsimile Number:  (416) 798-3007

or to such other address as each Party may designate for itself by like notice.

14.9          Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof.  The Parties hereby submit to the exclusive jurisdiction of the State and Federal Courts located in the State, City, and County of New York.

14.10        Force Majeure.  A Party shall not be liable for nonperformance or delay in performance, except for defaulted obligations of payment, to the extent that such nonperformance or delay in performance is caused by any event reasonably beyond the control of such Party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, terrorist act, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency (each a “Force Majeure Event”).  In the event of any such delay, the delayed party may defer its performance for a period equal to the time of such delay, provided that the delayed party gives the other party written notice thereof promptly and, in any event, within thirty (30) calendar days of discovery thereof, and uses its good faith efforts to cure the excused breach.

14.11        Entire Agreement.  This Agreement and any Exhibits attached hereto, constitute the entire agreement between IPC and Par with respect to the Product and supersede all prior representations, understandings and agreements with respect to such Product.  This Agreement and any Exhibits attached hereto shall prevail over those of any purchase order, agreement, or other document or understanding any kind pertaining to such sale, except that to the extent there is a conflict between the standard shipping terms and this Agreement, the later shall control.

14.12       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this License and Commercialization Agreement to be effective as of the Effective Date.

INTELLIPHARMACEUTICS CORP.

By:	/s/ A. Muhtar
Name:	Dr. Amina
Title:	President

PAR PHARMACEUTICAL, INC.

By:	/s/ Paul Campanelli
Name:	Paul Campanelli
Title:	Sr. Vice President Business Development & Licensing

FIRST AMENDMENT TO LICENSE AND COMMERCIALIZATION AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AND COMMERCIALIZATION AGREEMENT (this “First Amendment”) is hereby entered into and effective as of August 12, 2011, by and between IntelliPharmaCeutics Corp. (“IPC”) and Par Pharmaceutical, Inc. (“Par”) (each individually, a “Party” and collectively, the “Parties”).

WHEREAS, IPC and Par are parties to that certain License and Commercialization Agreement, dated November 21, 2005 (the “Agreement”); and

WHEREAS, IPC and Par are mutually desirous to amend the Agreement in the manner hereinafter provided;

AND WHEREAS it is intended that the intent and the spirit of the Agreement is not be affected by this First Amendment, other than the specific aspects that are provided for herein, and that the Agreement, as amended, be interpreted, mutatis mutandis, to give effect to the following changes;

NOW THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended in accordance with Section 14.5 of the Agreement as follows, with effect as of the date hereof:

Article I.	Capitalized Terms and Section References

Capitalized terms used but not otherwise defined in this First Amendment shall have the meaning given to them in the Agreement.  All references herein to Sections and Articles shall, unless otherwise specified, be references to provisions of the Agreement.

Article II.	Effect of Amendments Provided for Herein

The Agreement is amended solely:

A.	with respect to certain payment arrangements;

B.	with respect to the addition of a 25 mg, a 30 mg, a 35 mg and a 40 mg strength of the Product, and solely in the respects provided for herein;

C.	with respect to the inclusion under the Agreement of the Drug Product which is the subject matter of the Par ANDA; and

D.	in keeping with the spirit and intent of the Agreement, such other sections as may be affected by the said changes should be interpreted, mutatis mutandis, to give effect to such spirit and intent.

Article III.	Amendment and Restatement of Portions of Article 1 of the Agreement

Section 1.9 is hereby amended and restated, such that the current provision is deleted and the following is substituted in its place as of the date hereof:

1.9
“Commercial Launch” means the first sale by or on behalf of Par or a Par Affiliate in the Territory of any Generic of the Brand Product (whether under the IPC ANDA or Par ANDA) or Authorized Generic Product, on a strength-by-strength basis, to an unaffiliated third party, after (in the case of a Generic) the FDA has approved the ANDA, or a suitability petition, for such strength.

Section 1.29 is hereby amended and restated, such that the current provision is deleted and the following is substituted in its place as of the date hereof:

1.29	“Product” means a Drug Product developed by IPC that is a Therapeutic Equivalent of the Brand Product in the 5, 10, 15, 20, 25, 30, 35 and 40 mg strengths, unless otherwise specified in the Agreement.

Article 1 of the Agreement is hereby amended by adding thereto the following new sections:

1.20.5	“IPC ANDA” means ANDA No. 078992 filed by IPC, as amended from time to time.

1.25.5	“Par ANDA” means ANDA No. 202842 filed by Par, as amended from time to time.

Article IV.	Certain Payment and Stipulations as to Sections 2 and 6.4 of the Agreement.

Notwithstanding anything to the contrary in the Agreement:

A.
Prior Development Work and Costs.  Within 30 days of the execution of this First Amendment by both Parties, Par shall pay to IPC the sum of exactly Six Hundred Thousand Dollars ($600,000.00) by wire transfer of immediately available funds.  The Parties hereby stipulate and agree that, subject to receipt of such payment, such payment shall be in full and final satisfaction of Par’s payment obligations, costs and expenses as contemplated by Sections 2 and 6.4 of the Agreement in respect of the 30 mg strength and IPC shall have no right or claim against Par for reimbursement of costs for any work or expense undertaken by IPC in respect of the development of the 30 mg strength of the Product.  The Parties also stipulate and agree that Par has previously fulfilled its payment obligations to IPC under Sections 2 and 6.4 of the Agreement in full and final satisfaction thereof in respect of the development of the 5, 10, 15 and 20 mg strengths of the Product by IPC, and IPC has no right or claim against Par for reimbursement of costs for any work or expense undertaken by IPC in respect of the development of the 5, 10, 15 and 20 mg strengths of the Product.

B.
Site Transfer.  The Parties shall cooperate in good faith to complete the transfer of all methods, records, formulae, protocols, techniques, procedures, information, equipment, know-how, and the like (the “Technology”), solely insofar as necessary and required for

2

Par to manufacture commercial quantities of the Product at Par’s designated manufacturing site at the earliest possible date (the “Site Transfer”). IPC furthermore hereby provides a license during the Term to the Technology solely and exclusively for the Site Transfer and use in the manufacturing of commercial quantities of the Product at Par’s designated manufacturing site. Each Party shall provide to the other Party such information and documentation as reasonably requested and as reasonably available in connection with carrying out the Site Transfer. IPC shall make qualified IPC personnel who are knowledgeable of the Technology reasonably available as needed from time to time at the designated Par site, to the extent necessary to allow and qualify such site to manufacture the Product. Nothing in this Section or this First Amendment constitutes expressly or by implication a grant of IPC proprietary technology or Intellectual Property from IPC to Par beyond the scope of the express license grant herein provided, and the provisions of Section 4.1 of the Agreement continue to apply in respect of the Technology and the Site Transfer. All out-of-pocket (third-party) costs and expenses incurred by the Parties in effecting the Site Transfer, including for greater certainty all on-going third-party costs of storage in Canada of manufactured Product required in association with the IPC ANDA and out-of-pocket costs and expenses of on-site follow-up attendances by IPC, if any, shall be borne by Par; provided, that Par is apprised reasonably in advance and consents to such costs of IPC before they are incurred. Any regulatory submissions required for the Site Transfer shall be conducted pursuant to Section 3 of the Agreement.

C.
Development of 40 mg Strength of the Product.  The Parties hereby agree that IPC shall use Commercially Reasonable Efforts to develop the 40 mg strength of the Product, at its own expense except as specifically set forth below, to be filed, with a request for a waiver of further bio-equivalence studies, as an amendment or supplement to the IPC ANDA.  If the FDA requires further bio-equivalence studies for the 40 mg strength, IPC may, in its sole discretion, cease developing the 40 mg strength or continue developing the 40 mg strength at its sole cost and expense.  The Parties hereby agree that Par may elect to develop a 40 mg strength of the Product under the Par ANDA and at its own expense.  IPC will, at Par’s request and at IPC’s expense (except as provided below), consult with and advise Par, and cooperate with the filing of an amendment or supplement to IPC’s ANDA, relating to the technology transfer to Par of a 40 mg strength of the Product developed by IPC, but Par will bear the costs of manufacturing, packaging, labeling, required biostudies and litigation necessary for such technology transfer to Par of the 40 mg strength of the Product (and, for the avoidance of doubt, not related to IPC’s other development costs for the 40 mg strength of the Product).  In such event, the Site Transfer and the license granted under Article IV(B) hereof shall be deemed to extend to the Technology covering such 40 mg strength of the Product.  Any regulatory submissions required for Regulatory Approval of the 40 mg strength of the Product under the IPC ANDA shall be conducted pursuant to Section 3 of the Agreement.

D.
Development of 25 mg and 35 mg Strengths of the Product.  The Parties hereby agree that each of Par and IPC may, each in its sole discretion and at its own expense, develop the 25 mg and/or 35 mg strength(s) of the Product.  If and when so developed, the Parties agree that any filings made with the FDA in respect of applications for approval to commercialize such strengths, or any other strengths as may be introduced into the

3

Territory by the owner of the Brand Product, shall be made as amendments to the IPC ANDA or to the Par ANDA, as the case may be, and not as new ANDAs.

Article V.	Certain Stipulation and Waiver as to Section 4.1 of the Agreement.

With reference to Section 4.1 of the Agreement, the Parties hereby stipulate and agree that:

A.
IPC has, prior to the date hereof, undertaken development of the 30 mg strength of the Product with Par’s knowledge and consent, and Par does not now and will not in the future object to or take issue with such prior development of the 30 mg strength by IPC; and

B.
Par has, prior to the date hereof, undertaken a parallel development of a Generic of the Brand Product in the 5, 10, 15, 20, 30 and 40 mg strengths, using Intellectual Property other than IPC Intellectual Property, with IPC’s knowledge and consent, and has filed the Par ANDA in respect thereof, and IPC does not now and will not in the future object to or take issue with such prior or further development by Par.

Article VI.	Amendment and Restatement of Section 6.2

Section 6.2 is hereby amended and restated, such that the current provision is deleted and the following is substituted in its place as of the date hereof.

6.2
Net Profits.  The Parties agree that Par shall share with IPC the Net Profits of commercialization for any Generic of the Brand Product (whether under the IPC ANDA or Par ANDA) or Authorized Generic Product sold by or on behalf of Par or a Par Affiliate in the Territory as set forth below:

6.2.1
In the event that such product is the only Generic of the Brand Product or Authorized Generic Product in that strength commercially sold in the Territory (i.e., there is no Generic of the Brand Product or Authorized Generic Product in that strength commercially sold in the Territory other than that sold by or on behalf of Par or a Par Affiliate pursuant to the Agreement) for a period of at least seven (7) days commencing on Commercial Launch of that strength, Net Profits for that strength shall be split [*] percent ([*] %) to Par and [*] percent ([*] %) to IPC for so long as such strength is the only Generic of the Brand Product or Authorized Generic Product in that strength commercially sold in the Terrotory, and shall be payable on a quarterly basis and within thirty (30) days of the end of each applicable calendar quarter.  For the avoidance of doubt, once Section 6.2.2 becomes applicable to such strength, the Net Profit split shall be in accordance with Section 6.2.2, and this Section 6.2.1 shall no longer be applicable to such strength.

6.2.2
In the event and from the time that such product is not the only Generic of the Brand Product or Authorized Generic Product in that strength commercially sold in the Territory (i.e., there is at least one other Generic of the Brand Product or Authorized Generic Product in that strength

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

4

commercially sold in the Territory other than that sold by or on behalf of Par or a Par Affiliate pursuant to the Agreement), Net Profits of that strength shall be split [*] percent ([*] %) to Par and [*] percent ([*] %) to IPC, and shall be payable on a quarterly basis and within thirty (30) days of the end of each applicable calendar quarter.

Article VII.	Amendment and Restatement of Section 6.5 of the Agreement

Section 6.5 is hereby amended and restated, such that the current provision is deleted and the following is substituted in its place as of the date hereof:

6.5
Exclusivity Milestone Payments.  In addition to the milestone payments in Section 6.4 above, Par shall make the following milestone payments to IPC, in respect of the 5, 10, 15 and 20mg strengths only, on a strength-by-strength, one time per strength basis, in the event Par makes a Commercial Launch with a Generic of the Brand Product (whether under the IPC ANDA or Par ANDA) or Authorized Generic Product in any such strength:

6.5.1
In the event that such product is the only Generic of the Brand Product or Authorized Generic Product in that strength commercially sold in the Territory (i.e., there is no Generic of the Brand Product or Authorized Generic Product in that strength commercially sold in the Territory other than that sold by or on behalf of Par or a Par Affiliate pursuant to the Agreement) for a number of days (N1) up to one hundred and eighty (180) days during the period commencing on the Commercial Launch of that strength and terminating one hundred and eighty (180) days later, then Par will pay to IPC the fraction of [*] Dollars ($[*]) that N1 is to 180.  Such payment shall be due upon the later of (i) one hundred and eighty (180) days following the Commercial Launch of that strength, or (ii) a non-appealable decision from an appellate court ruling or a district court ruling from which an appeal can no longer be sought of non-infringement or invalidity in favor of Par in a patent litigation regarding that strength of the Product between IPC and/or Par and the owner and/or marketer of the Brand Product.

6.5.2
In the event that there is no more than a single third party competitor to such product in the Territory (i.e., there is no more than a single Generic of the Brand Product or Authorized Generic Product in that strength commercially sold in the Territory by a third party other than that sold by or on behalf of Par or a Par Affiliate pursuant to the Agreement) for a number of days (N2) up to one hundred and eighty (180) days during the period commencing on the Commercial Launch of that strength and terminating one hundred and eighty (180) days later, then Par will pay to IPC the fraction of [*] Dollars ($[*]) that N2 is to 180.  Such payment shall be due upon the later of (i) one hundred and eighty (180) days following the Commercial Launch of that strength, or (ii) a non-appealable decision from an appellate court ruling or a district court ruling from

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

5

which an appeal can no longer be sought of non-infringement or invalidity in favor of Par in a patent litigation regarding that strength of the Product between IPC and/or Par and the owner and/or marketer of the Brand Product. For the avoidance of doubt, the payments contemplated herein at subsections 6.5.1 and 6.5.2 are cumulative on a strength-by-strength basis, provided that the sum of N1+N2 for any one strength shall not exceed 180 days commencing from the Commercial Launch of that strength.

Article VIII.	No Other Modifications.

Except as specifically provided in this First Amendment, the terms and provisions of the Agreement remain in full force and effect.  No provision of this First Amendment may be modified or amended except expressly in a writing signed by both Parties, nor shall any terms be waived except expressly in a writing signed by the Party charged therewith.

Article IX.	Governing Law and Jurisdiction.

This First Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof with the exception of Sections 5-1401 and 5-1402 of the New York General Obligations Law.  The Parties hereby submit to the exclusive jurisdiction of the State and Federal Courts located in the State, City, and County of New York.

Article X.	Counterparts.

This First Amendment may be executed in one or more counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which together shall constitute one instrument.

[Signature page follows.]

6

           IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date and year first set forth above.

INTELLIPHARMACEUTICS CORP.
By:	/s/ John Allport
Name: John Allport Title: V.P. Legal Affairs

PAR PHARMACEUTICAL, INC.
By:	/s/ Paul Campanelli
Name: Paul Campanelli Title: President, Par.

7

AMENDMENT TO
LICENSE AND COMMERCIALIZATION AGREEMENT

This AMENDMENT TO LICENSE AND COMMERCIALIZATION AGREEMENT is hereby entered into and made this 24th day of September, 2013 (this “Amendment”) by and between IntelliPharmaCeutics Corp., a Nova Scotia corporation (“IPC”), and Par Pharmaceutical, Inc., a Delaware corporation (“Par”).

WHEREAS the Parties are mutually desirous to amend the License and Commercialization Agreement between them, dated November 21, 2005, and as amended from time to time (the “L&C Agreement”), so as to clarify certain matters relating to the costs associated with the pharmacovigilance in relation to the Product as required by law, and with respect to the provision of a Safety Data Exchange Agreement between the Parties in respect of such pharmacovigilance, and with respect to the provision of a Quality Agreement between the Parties to allocate responsibilities of quality assurance and control during commercialization of the Product, without affecting the financial, intellectual property or other rights of the Parties in respect of the operation of the L&C Agreement generally, and without otherwise affecting the operation of the L&C Agreement in any way;

AND WHEREAS it is intended that the intent and the spirit of the L&C Agreement is not be affected by this amendment, other than the specific aspects that are provided for herein, and that the L&C Agreement, as amended, be interpreted, mutatis mutandis, to give effect to the changes set forth in this Amendment.

NOW THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the L&C Agreement is hereby amended in accordance with Section 14.5 of the L&C Agreement as follows, with effect as of the date hereof:

Section 1	Capitalized Terms and Section References

Terms capitalized in this Amendment shall, unless otherwise defined, have the meaning given to them in the L&C Agreement.  All references herein to Sections and Articles shall, unless otherwise specified, be references to provisions of the L&C Agreement.

Section 2	Effect of Amendments Provided for Herein

The L&C Agreement is amended:

(a)
with respect to the provision of a Safety Data Exchange Agreement between the Parties in respect of the allocation of the responsibilities for pharmacovigilance, and further to account for the costs of pharmacovigilance required by law in association with sales of Product in the Territory, and solely in the respects provided for herein;

(b)
with respect to the provision of a Quality Agreement between the Parties in respect of the allocation of the responsibilitiesfor quality assurance and control in respect of the manufacture, distribution and sale of the Product in the Territory;

(c)
in keeping with the spirit and intent of the L&C Agreement, such other sections as may be affected by the said changes should be interpreted, mutatis mutandis, to give effect to such spirit and intent.

Section 3	Amendment and Restatement of Section 1.23 of the L&C Agreement

Section 1.23 is hereby amended and restated, such that the current provision is deleted and the following is substituted in its place:

1.23           “Net Sales” means the Dollar amount determined by deducting from the gross amount invoiced for the Product or Authorized Generic Product sold by Par, or by an Affiliate of Par, or by a permitted sub-licensee, as the case may be, in the Territory the following to the extent they relate directly to the sale of the Product or Authorized Generic Product by Par:  (i) all applicable sales credits accrued in accordance with accounting principles generally accepted in the United States (ii) payments or rebates incurred pursuant to federal, state and local government assistance programs, whether in existence now or enacted at any time hereafter, (iii) costs for transit insurance, freight, handling or other transportation, (iv) customs duty, sales, use or excise taxes, (v) the write-off of any unsold inventory or batches, (vi) the write-off of applicable bad debt, and those actual Pharmacovigilance Costs which are directly related to sales of the Product in the Territory as are necessarily and reasonably incurred by Par, whether incurred directly by Par or indirectly by re-imbursement of IPC for such costs, but only to the extent that such Pharmacovigilance Costs are consistent with and do not exceed the rates for such costs set forth on Exhibit A.  Where IPC incurs any such Pharmacovigilance Costs, it shall invoice them immediately to Par and Par shall credit IPC for such costs in the quarter in which such invoice is received; provided, however, that in no event shall Par be required to credit IPC for any such costs that are not consistent with or are in excess of the rates for such costs set forth on Exhibit A.  Sales credits accrued in accordance with accounting principles generally accepted in the United States include credits or discounts related to the following: (i) customer returns, returned goods allowances, billing and shipping errors, rejected goods and damaged goods; (ii) cash or terms discounts; (iii) customer rebate programs; (iv) chargebacks and administration fees or similar credits or payments granted to customers pursuant to contract or other purchases; (v) sales promotions, trade show discounts and stocking allowances (vi) price adjustments, including those on customer inventories following price changes; and (vii) Product recall.

Section 4	Addition of new Section 1.36 to the L&C Agreement.

New Section 1.36 is hereby added to the L&C Agreement as follows:

1.36          “Safety Data Exchange Agreement” means that safety data exchange agreement to be executed by the Parties in writing prior to commercialization in the Territory concerning the allocation of the responsibilities for pharmacovigilance for the Product during such commercialization.

Section 5	Addition of new Section 1.37 to the L&C Agreement.

New Section 1.37 is hereby added to the L&C Agreement as follows:

1.37           “Quality Agreement” means that quality agreement to be executed by the Parties in writing prior to commercialization in the Territory concerning the allocation of the responsibilities for quality assurance and control in respect of the manufacture, distribution and sale of the Product in the Territory.

Section 6	Addition of new Section 1.38 to the L&C Agreement.

New Section 1.38 is hereby added to the L&C Agreement as follows:

“Pharmacovigilance Costs” means those costs in relation to sales of the Product in the Territory as are necessarily and reasonably incurred by either Par or IPC in pursuance of the Parties’ obligations under the Safety Data Exchange Agreement, and includes only (i) pass-through costs related to sales of the Product in the Territory as invoiced by a third party vendor contracted by either Party to perform any or all of such obligations, (ii) the cost of quarterly null reports from such vendor in periods in which no adverse events are reported, (iii) the cost of quarterly periodic reports from such vendor in periods in which there was at least one adverse event, (iv) the Parties’ incremental costs per individual case evaluation of adverse events, (v) the Parties’ cost of mandatory literature searches and review thereof, and (vi) any other cost relating to the Parties’ pharmacovigilance obligations which the Parties agree is a Pharmacovigilance Cost.

Section 7	Addition of new Section 5.2 to the L&C Agreement.

New Section 5.2  is hereby added to the L&C Agreement as follows:

5.2           Quality Assurance.  Par and IPC will, in good faith, enter into the Quality Agreement prior to the commercialization of the Product, and will abide by the terms of the Quality Agreement throughout the term of this Agreement and at all times while the Product is being manufactured for sale in the Territory pursuant to this Agreement.

Section 8	Addition of new Section 5.3 to the L&C Agreement.

New Section 5.3  is hereby added to the L&C Agreement as follows:

5.3            Pharmacovigilance.  Par and IPC will, in good faith, enter into the Safety Data Exchange Agreement prior to the commercialization of the Product, and will abide by the terms of the Safety Data Exchange Agreement throughout the term of this Agreement and at all times while the Product remains on sale in the Territory pursuant to this Agreement.

Section 9	Addition of Exhibit A to the L&C Agreement.

Exhibit A attached hereto is hereby added to the L&C Agreement.

Section 10	Micellaneous.

10.1  Governing Law and Jurisdiction.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof.  The Parties hereby submit to the exclusive jurisdiction of the State and Federal Courts located in the State, City, and County of New York.

10.2  Effect on the L&C Agreement.  The terms and provisions set forth in this Amendment shall amend and supersede the terms and provisions of the L&C Agreement solely to the extent set forth in this Amendment, and except as expressly amended in this Amendment, the L&C Agreement shall remain in full force and effect.  All references in the L&C Agreement shall be deemed to refer to such agreement as amended by this Amendment.

Counterparts.  This Amendment may be executed in one or more counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  [Signing page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above written.

INTELLIPHARMACEUTICS CORP.
By:	/s/ John Allport
Name: John Allport Title: VP Legal Affairs and Licensing

PAR PHARMACEUTICAL, INC.
By:	/s/ Paul V. Campanelli
Name: Paul V. Campanelli Title: Chief Executive Officer

[Signature Page to Amendment to
License and Commercialization Agreement]

Exhibit A to L&C Agreement

Pass-through costs from third party vendor:

•	$[*] per quarter for quarterly null reports from such vendor in periods in which no adverse events are reported; and

•	$[*] per quarter for quarterly periodic reports from such vendor in periods in which there was at least one adverse event.

Incremental costs:

•	$[*] per individual case evaluation of adverse events; and

•	$[*] per month for mandatory literature searches and review thereof.

*Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.